Solanex Management Inc. Announces

Board Additions, Name Change and Potential Asset Acquisitions

Houston Texas—January 11, 2011—Solanex Management Inc. (OTCBB: SLNX) (the “Company”) today announced that the Company’s board of directors has added four individuals to the board, changed the name of the Company to Solanbridge Group, Inc. (hereinafter “Solanbridge”) and entered into a binding letter of intent (the “LOI”) whereby Solanbridge will acquire the assets of Corbridge Group, Inc., a Texas corporation (hereinafter “Corbridge”).

Pursuant to the LOI, Solanbridgeand Corbridge will execute an asset purchase agreement whereby Solanbridgewill issue thirty (30) million shares of common stock (the “Shares”) to Corbridge and/or parties designated by Corbridge.  In exchange for the Shares, Solanbridge will acquire the telecom-related assets of Corbridge and an option to purchase certain real estate assets, which consists of (a) an 191 unit apartment complex on Cambridge Street in Las Vegas, Nevada and (b) two four-story apartment buildings (43 units total) in Brooklyn, New York.

Charles R. Shirley, newly appointed Chief Executive Officer and board member of Solanbridge, was also pleased to announce that Mr. Earle G. Hickey, Mr. Joseph Curci, and Ms. RosaliaMiray would also be joining the board.  At the same time, Mr. David J. Eckert resigned from the board and from the position of Chief Financial Officer.

About Solanbridge Group, Inc.

Solanbridge Group Inc. is based in Houston, Texas and is a diversified holding company with interests in real estate acquisition and management and also telecom equipment sales and installation.The shares of Solanbridge Group, Inc. trade on the OTCBB under the stock symbol “SLNX”.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Enterprises Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Enterprises Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Solanbridge Group, Inc.
Charles R. Shirley
(832) 225-1372
charles@aidancapital.com